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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS AGREEMENT made as of the _____ day of ___________, 1997, by and among ROCK OF AGES CORPORATION, a Vermont corporation, with a principal place of business at 369 North State Street, Concord, NH 03301 ("Company"), and ___________________ ("Employee") residing at
_________________________________________.

                               FACTUAL BACKGROUND:

     1. Company wishes to employ Employee, initially as ______________________, reporting to the President of the Company, with principal responsibility for national retail memorial sales by ROAM and with responsibility for identifying and acquiring additional companies in the retail monument business and after their acquisition installing sales and pricing systems in the acquired businesses (the "Position") and with such other duties and responsibilities, and such other or different positions, as Company may assign to Employee; and Employee wishes to accept such employment subject to the terms and conditions of this agreement.

     2. Employee was a Principal Shareholder of Keith National Corporation ("KNC") and certain other corporations (KNC and its wholly owned subsidiary Keith Monument Company ("KMC"), all of said other corporations and Keith Lettering and Setting Corporation, ("KLS") being collectively referred to herein as the "KMC Group") the Assets of which, along with the assets of KMC and KLS, were acquired by Company pursuant to that certain Asset Purchase Agreement dated July 30, 1997 (the "Asset Purchase Agreement") under which the members of the KMC Group sold substantially all their Assets to Company because Company desired to obtain the Assets and Businesses of the KMC Group and the services of Employee for the ROAC Corporate Group (hereinafter in Section 7 defined).

     3. Company and its affiliates and subsidiaries, including ROAM, quarry, manufacture granite memorials and other granite products, perform services related thereto, and market such products and services at wholesale and retail in the United States and in various foreign countries (Company's "Business") and have accumulated valuable and confidential information including trade secrets and know-how relating to technology, manufacturing procedures, formulas, machines, marketing plans, sources of supply, business strategies and other business records.


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     4. The agreement by Employee to enter into the covenants contained herein is a condition precedent to the employment of Employee in the Position, Employee acknowledges that the same and that his execution of this agreement are express conditions of his employment; and that said covenants are given as material consideration for such employment and the other benefits conferred upon him by this agreement and the Asset Purchase Agreement.

     5. As used herein the term Company shall refer to Company and where applicable to any direct or indirect subsidiary or parent of Company for which Employee may from time to time be performing services under this agreement.

     6. Terms used herein and not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

     NOW, THEREFORE, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, the parties thereto agree as follows:

     1. EMPLOYMENT. Company agrees to employ Employee, and Employee accepts employment in the Position, initially reporting to the President of Company, all upon the terms and conditions hereinafter set forth.

     2. DUTIES AND POLICIES.

          (a) DUTIES. The Employee agrees to devote his full time and best efforts to his employment duties in the Position or, subject to the rights of Company in the second sentence of this Section 2(a), in such other position to which Employee is assigned during the Term (as hereinafter defined), and to such other duties as may be assigned to him from time to time by Company. Company reserves the right in its sole discretion to request Employee to perform no duties for it under this agreement from time to time or at any time for such periods of time during the Term as it in its sole discretion may determine and in the event Company takes such action, Employee will thereafter not be eligible for any further increases in his Annual Base Salary or for any bonuses until Company requests, if ever, Employee return to active work.

          (b) POLICIES. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Company from time to time and provided to Employee in writing.

     3. TERM. The term of this agreement (the "Term") shall be five (5) years, beginning with the day after the date on which the Closing Date occurs, unless terminated earlier pursuant to the provisions of Section 6 below.

     4. COMPENSATION. For all services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee the following:


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          (a) SALARY. The Company shall pay Employee an annual salary of One
Hundred Sixty-Five Thousand Dollars ($165,000.00) less withholding and other taxes required by federal and state law (the "Annual Base Salary"), payable in equal monthly installments, or as otherwise required by law. Employee shall be eligible to receive increases in Employee's Annual Base Salary pursuant to periodic salary reviews consistent with Company's corporate policies; it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination by Company's Board of Directors, in its sole discretion, to award salary increases to Employee.

          (b) BONUS. Employee may also be awarded a bonus or bonuses from time to time during the Term at such time, if any, as ROAC Corporate Group's (as hereinafter in Section 7 defined) Boards of Directors may determine, in its sole discretion, to award such bonuses.

          (c) STANDARDS. Company agrees that the standards to be used by its Board of Directors in awarding salary increases and bonuses to Employee will be the same standards used by the Board of Directors of Company in awarding the same to its executive officers, provided, however, that such salary increases and bonuses will be based on the performance of ROAM as a part of the ROAC Corporate Group.

          (d) INCENTIVE STOCK OPTIONS. Company agrees to grant Employee, under its 1994 Stock Plan, as amended from time to time, (the "Plan") for employees, an option to purchase a maximum of 125,000 shares of the class of common stock of the Company prior to the IPO (as defined below) and prior to an anticipated reverse stock split in anticipation of the IPO which will reduce the number of shares offered under this option to approximately 62,500 shares of the class of common stock offered to the public in the Company's initial public offering of said class of common stock by the Company (the "IPO"). The exercise price per share for this option will be the initial public offering price per share to the public in the IPO, provided, however, that in the event the IPO does not take place by December 20, 1997 and Employee is an employee of the Company under this agreement on December 20, 1997, then the exercise price per share for this option will be set by the Company's Board of Directors in accordance with the Plan. The grant of this option will be pursuant to the Plan and the Incentive Stock Option Agreement, substantially in the form attached hereto as Exhibit A; provided that the number of shares subject to the option and the class of shares will be adjusted in Exhibit A in accordance with the provisions thereof depending upon when the option is granted by Company.

     5. FRINGE BENEFITS. During the term of this agreement, Employee shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to the Company's similarly situated executive employees, subject to the terms and conditions of such fringe benefit plans and to the following fringe benefits:

               (i) Family medical and major medical health insurance, paid for by Company;

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               (ii) Life Insurance paid for by Company equal to one and one-half
          (1 1/2) times Employee's Annual Base Salary (capped at $280,000 while working and $60,000 during retirement);

               (iii) Participation in Company's qualified 401(k) profit sharing plan pursuant to the terms thereof;

               (iv) Participation in Company's qualified defined benefit Salaried Employees Pension Plan pursuant to the terms thereof;

               (v) Participation in Company's long term disability insurance plan pursuant to the terms thereof;

               (vi) The use of an automobile comparable to the automobiles provided to other executive officers of Company and payment by Company of the costs of operation and maintenance of the automobile; and

               (vii) Vacation in accordance with Company's employee policies, in effect from time to time with credit given for years of service for Employee's service with Keith Monument Company.

     Fringe benefits provided to Employee will, in addition, generally be not less advantageous to Employee than those provided by Company to its executive employees. Fringe benefits as used in this Section do not include cash compensation, stock options or other compensation.

     6. TERMINATION.

          (a) TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY. This agreement will terminate automatically upon the date of Employee's death or Total Disability. The Employee shall be deemed to have incurred a Total Disability:

               (i) if Company maintains a long term disability policy in effect for the benefit of Employee, on the date when the Employee shall have received total disability benefits under said policy for a period of six (6) months;

               (ii) if no such long term disability insurance policy is in effect, on the date when the Employee suffers from a physical or mental disability of such magnitude and effect that the Employee is unable to perform the essential functions of Employee's assigned position with or without reasonable accommodation and such disability continues during a period of twelve (12) continuous or noncontinuous months within the eighteen (18) month period beginning on the first day of the month in which the first day of disability occurs;


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               (iii) if Employee illegally uses drugs and, as a result,
          performance of his duties and/or employment with Company is in any way impaired; or

               (iv) on the date when Employee receives more than 12 weeks of payments under the Social Security Act because of determination by the Social Security administration that Employee is totally disabled.

Total Disability as set forth in subsections (ii) or (iii) above shall be deemed to have occurred upon the written certification to Company thereof by the Employee's personal physician, which certification may be requested in writing by Company. If the Employee does not have a personal physician or refuses to consult with his personal physician, Company may select a licensed Kentucky physician, board-certified in internal medicine or family practice, at Employee's cost, to examine the Employee, which physician shall, for purposes hereof, be deemed to be the Employee's personal physician; provided, that if the Employee refuses to be examined by this deemed personal physician within thirty
(30) days after the physician's appointment by Company, then the Employee may at Company's election be conclusively presumed to have become Totally Disabled as of the close of such thirty (30) day period. If Company disagrees with the opinion of the Employee's personal physician, then Company may select a second licensed, board-certified Kentucky physician, at Company's cost, to examine the Employee. If said two (2) physicians disagree as to whether Employee is Totally Disabled, then the personal physician and this second physician shall then select a third licensed, board-certified Kentucky physician, with the cost of this third physician to be split between Employee and Company, to examine the Employee. Upon examination of the Employee by the three (3) physicians, each physician shall render an opinion with respect to the condition of the Employee in regards to his Total Disability, and the opinion of a majority of the physicians shall be binding upon all parties.

          (b) TERMINATION WITHOUT CAUSE. Company shall not have the right to terminate this agreement and Employee's employment under this agreement except for a Termination With Cause (as defined in Section 6(c) below).

          (c) TERMINATION WITH CAUSE. Company may terminate this agreement and the employment of the Employee at any time with cause and without further notice upon the occurrence of any of the following events: (i) abandonment by Employee of, or chronic, habitual or continuous failure by Employee to perform, over a period of thirty (30) or more days, Employee's duties as an Employee hereunder or violation of any of Employee's covenants under this agreement; (ii) embezzlement or other theft of the property of Company, of the ROAC Corporate Group or of the KMC Group or of any predecessor to the Company, to the ROAC Corporate Group or to the KMC Group (collectively, the "Predecessors"), or the commission of other criminal activity against Company, ROAC Corporate Group, the KMC Group, or any of the Predecessors or their employees, agents and customers; or (iii) conviction of a crime which after all appeals the Company's Board of Directors reasonably determines will have or has had a material adverse affect on the reputation, business and/or financial affairs of Company, the ROAC Corporate Group or the


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KMC Group (any such termination is herein sometimes referred to as a
"Termination With Cause" or as "Terminated With Cause"). In the event that Employee's employment is Terminated With Cause or Employee resigns in lieu of such termination, Employee shall only be entitled to be paid any expenses he has incurred prior to the termination and for which he is entitled to reimbursement hereunder, and such pro-rated salary as he may have earned up to the date of termination.

          (d) TERMINATION BY THE EMPLOYEE. Employee may resign from employment at any time for any reason and terminate this agreement by giving thirty (30) days' written notice to Company (any such termination is herein sometimes referred to as a "Voluntary Termination") of such intention. In such event, Company may, in its discretion, permit the Employee to work through the notice period or accept the Employee's immediate resignation. In the event of a Voluntary Termination, Employee shall not be entitled to payment of any further compensation or benefits, under the terms of this agreement.

     7. BOARD OF DIRECTORS POSITIONS AND ROAC CORPORATE GROUP. As long as Employee is an employee of Company under this agreement and is not prohibited by law from serving as a member of the Board of Directors of Company, and subject to the fiduciary duties of the Board of Directors of the Company, Company will nominate Employee for election to its Board of Directors by its shareholders. Employee agrees that if he incurs a Voluntary Termination hereunder, is Terminated With Cause or is requested by the Company to perform no services for it pursuant to the second sentence of Section 2(a), he will immediately submit his resignation from the Board of Directors of Company. Company and its direct and indirect subsidiaries, affiliates, parent and successors and assigns are sometimes herein sometimes referred to as the "ROAC Corporate Group."

     8. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment, he will become fully familiar with all aspects of the Company's Businesses and the ROAC Corporate Group's businesses and will obtain access to confidential and proprietary information relating to such businesses. Employee understands, agrees and covenants that such information is valuable and Employee has no property interest in it. Therefore, Employee covenants and agrees that during his employment with Company and the ROAC Corporate Group and thereafter Employee will not use, disclose, communicate or divulge such information to any person not employed by Company and the ROAC Corporate Group or use such information except as may be necessary to perform his duties as an Employee under this agreement. Employee's obligations in this section shall survive the expiration of the Term of this agreement and/or termination of Employee's employment under this agreement for any reason whatsoever.

     9. NON-SOLICITATION OF EMPLOYEES, CLIENTS AND CUSTOMERS. During the Term of this agreement and for the period of Employee's non-competition covenant set forth in Section 10 hereof, following the termination this agreement, Employee agrees not to, on his own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of


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Company or the ROAC Corporate Group to stop doing business with or to leave any of said companies for any reason whatsoever or to hire any of their employees.

     10. RETURN OF PROPERTY. Upon termination or nonrenewal of this agreement for any reason, Employee agrees to immediately return all Company and ROAC Corporate Group property, whether confidential or not, without keeping any copies or excerpts thereof, including, but not limited to, computers, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, automobiles, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information.

     11. NON-COMPETITION COVENANT BY EMPLOYEE. Company and the Employee agree that Company is currently engaged in the business of quarrying, manufacturing, marketing and selling granite memorials and other granite products at wholesale and at retail (herein referred to as the "Restricted Business") and Company and the ROAC Corporate Group are engaged in the Restricted Business in all of the states of the United States and in all of the provinces of Canada (herein the territory of all such states and provinces is referred to as the "Restricted Territory") and has hired the Employee to expand and grow the Restricted Business in the Restricted Territory. Accordingly, as a material and essential inducement to Company to hire the Employee and in consideration of Company's agreements with the Employee under this agreement, Employee agrees that during the Term of this agreement and, if this agreement is terminated for any reason, lapses, is not renewed for any reason, or Employee is not employed by Company after the end of the Term hereof for any reason, for a period equal to two (2) years thereafter, unless this agreement in terminated within the first two (2) years of the Term hereof, in which case for the period of four (4) years thereafter, Employee will not, in the Restricted Territory, directly or indirectly, in any manner whatsoever:

          (a) compete with Company, its successor and assigns, or the ROAC Corporate Group, its successors and assigns, in the Restricted Business;

          (b) engage in the Restricted Business, except as an employee of Company or the ROAC Corporate Group;

          (c) have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly traded) any business entity which engages, directly or indirectly, in the Restricted Business in the Restricted Territory except for any ownership interest owned by Employee during the Term of this agreement, and after termination of this agreement, in the Company or in any member of the ROAC Corporate Group;

          (d) contract, subcontract, work for, solicit work from, solicit Company or ROAC Corporate Group employees for, or solicit customers for, advise or become


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     affiliated with, any business entity which engages in the Restricted
     Business in the Restricted Territory except as an employee of Company or of the ROAC Corporate Group; or

          (e) lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territory.

     The term "compete" as used in this Section 11 means engage in competition, directly or indirectly, either as an owner, agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership form or other capacity.

     While the restrictions as set forth herein are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of Company and the ROAC Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company and the ROAC Corporate Group the maximum amount of protection contemplated thereby.

     Employee represents that he has carefully reviewed Employee's restrictive non-competition covenant set forth in this Section 11 and has determined that this covenant will not impose undue hardship, financial or otherwise, on Employee; that its Restrictive Territory and duration will not impose a hardship on Employee; that it protects Company's and the ROAC Corporate Group's legitimate interests in their investment in Employee and their Restricted Business; and that in Employee's opinion Employee not being able to compete in the Restrictive Territory for the duration of this covenant will not be injurious to the public interest.

     Company has also requested and Employee has covenanted and agreed to give his restrictive non-competition covenant set forth in this Section 11 ancillary to the sale of the Assets of each member of the KMC Group to the Company for the Purchase Price set forth in the Asset Purchase Agreement.

     Employee agrees that Employee's breach of his covenants in this Section 11 will cause irreparable harm to Company and the ROAC Corporate Group.

     12. LOYALTY. Employee shall devote his full time and best efforts to the performance of his employment under this agreement. During the term of this agreement, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other profession or active business to any extent whatsoever, except on or pursuant to the terms of this agreement, or with the prior written consent of


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Company. Employee agrees that he will not, while this agreement is in effect, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, Company and its Business or the ROAC Corporate Group and its businesses. Company agrees that if it exercises its rights in Section 2(a) hereof to have Employee perform no duties for it, then during such period of time during the Term as Employee is so not performing his duties, Employee may engage in other employment which does not violate the non-competition covenant in Section 11 and his other covenants in Sections 8, 9, 10 and 12 of this agreement.

     13. GOVERNING LAW, JURISDICTION AND VENUE. This agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire; and any actions brought pertaining to the same shall lie only in the Hardin County Circuit Court, Kentucky, or the U.S. District Court for the Western District of Kentucky, in said States all of which are the sole and exclusive forums for any actions or claims by the parties to this agreement and each party hereto consents to the jurisdiction of, and venue in, said courts in any action brought by another party hereto and agrees that no claims or actions relating to any matter hereunder will be brought by them in any other courts of said States, any other state or any other country.

     14. HEADINGS. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

     15. SEVERABILITY AND VIOLATION OF LAWS. If any provision of this agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

     16. SPECIFIC PERFORMANCE. The Employee hereby agrees and stipulates that it would be impossible to measure in monetary terms the damages which would be suffered by Company in the event of any breach by Employee of Sections 8, 9, 10, 11, 12, 13 and 16 of this agreement. Therefore, if either party hereto shall institute any action in equity to enforce such sections of this agreement, it is agreed that the other party hereto waives any claim or defense that the plaintiff has an adequate remedy at law, and the other party hereto agrees that the plaintiff is entitled to specific performance of such terms of the agreement.

     17. NOTICES. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given
(i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service for next business day delivery, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given


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under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

         For The Company:
         ----------------

                  Mr. Kurt M. Swenson
                  Chairman of the Board, President and Chief Executive Officer Rock of Ages Corporation
                  369 North State Street
                  Concord, NH 03301
                  Telephone:  (603) 225-8397
                  Telecopy:    (603) 225-4801

         with a copy to:

                  John R. Monson, Esquire
                  Wiggin & Nourie, P.A.
                  20 Market Street
                  P. O. Box 808
                  Manchester, NH 03105-0808
                  Telephone:  (603) 669-2211
                  Telecopy:    (603) 623-8442

         For The Employee:
         -----------------






         with a copy to:

                  James T. Whitlow, Esq.
                  Whitlow & Scott
                  45 Lincoln Square
                  Hodgenville, KY  42748
                  Telephone:  (502) 358-4344
                  Telecopy:    (502) 358-4536

     18. ASSIGNMENT. The rights and obligations of Company together with its obligations and all of the Employee's covenants and agreements hereunder may be assigned by Company to any third party by operation of law or by contractual assignment; and upon


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such assignment Company shall be relieved of all of its obligations, agreements, duties and covenants hereunder. The rights and obligations of the Employee under this agreement are not assignable.

     19. COMPLETE AND ENTIRE AGREEMENT. This agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

     20. AMENDMENTS. This agreement may be amended, or any provision of the agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provision of this agreement shall not operate or be construed as a waiver of any other breach.

     21. SURVIVAL. Sections 8, 9, 10, 11, 12, 13, 15, 16, 17 and 21 shall survive expiration of the Term of this agreement and/or termination of Employee's employment under this agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement, all as of the date first written above.

WITNESS:                                   ROCK OF AGES CORPORATION:
--------                                   -------------------------


                                           By: /S/ Kurt M. Swenson
-----------------------------------            ---------------------------------
                                               Kurt M. Swenson,
                                               Chairman of the Board, President
                                               and Chief Executive Officer

WITNESS:
--------



-----------------------------------        -------------------------------------
                                           Employee




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